Exhibit 99.4

March 5, 2008

Dear Shareholder,

As the Chief Executive Officer and Chairman of the Board of Directors for Desert Capital REIT (“DCR”), I would like to take this opportunity to update you regarding some of the recent challenges that have not only affected the real estate industry, but the economy as a whole.

As you are aware, beginning in 2007 the country experienced a slowdown in housing sales that was exacerbated by the collapse of the subprime mortgage market. Consequently, the real estate capital markets have been in a state of flux resulting in market illiquidity.

Since our primary business is to invest in short-term loans to builders and developers, our company has been impacted by these conditions. Initially our borrowers coped with market changes by finding alternative sources of financing, delaying projects, and/or obtaining extensions on existing loans. While they were prepared to withstand a short-term slowdown, by mid-2007 some of our borrowers began showing signs of weakening as the nation experienced a significant downturn in the real estate market and economy. At the same time, the subprime mortgage crisis meant significantly fewer buyers were eligible for mortgage loans, thereby making it difficult or impossible for our borrowers to sell projects according to original projections. The subprime mortgage crisis, coupled with unstable credit markets, meant that borrowers could not obtain additional financing, were less able or unable to complete projects, and could no longer meet their debt obligations.

With more than 100 years of combined experience in real estate financing, investment and financial management, the Board of Directors and management team of Desert Capital REIT and our Advisor, Sandstone Equity Investors, LLC, have extensive experience in managing operations through economic slowdowns, and more specifically, real estate cycles. While we were prepared to manage the housing slowdown, the simultaneous credit crisis has forestalled our efforts.

At the onset of the real estate market decline, our Advisor worked with Consolidated Mortgage, our affiliate and loan servicer, to evaluate each loan in our portfolio to identify and address any potential short-term and long-term issues and formulate a strategy to resolve any potential issues. Since then, we have continued to work closely with Consolidated Mortgage to monitor the status of each loan and evaluate and revise our strategy as needed.

As a result of the current market our loan portfolio has experienced a high number of defaults.  Non-performing loans impact both present revenue volumes due to the interruption of interest payments, as well as asset values under generally accepted accounting principles. However, despite the difficult market, our Advisor and servicer have successfully resolved a number of the defaulted loans in our portfolio and will continue to dedicate their efforts toward more resolutions.

We believe that present market conditions have created unrealistically low current market values for the assets collateralizing our loans. Because we believe that the assets collateralizing our non-performing loans have greater value than current conditions imply, we have evaluated each non-performing loan on an individual basis in an effort to develop a strategy for maximizing the value given the unique characteristics of each loan. Utilizing these strategies, we will seek to minimize potential losses and achieve the greatest capital realization with respect to each non-performing loan.

As a collateral-based lender, one of our goals is to protect the value of the underlying collateral.  We have foreclosed on the collateral securing a number of non-performing loans and as a result, we now own property located primarily in the western region of the United States. We have revised our operational strategy to accommodate our current status as a land owner. Although this was not our intended strategy, we believe that with the experienced management team of our Advisor and the depth of our knowledge of the real estate markets in which these properties are located, we are well-prepared and positioned to execute this strategy.

Like other mortgage REITs, we are being negatively affected by the difficulties in the residential mortgage industry and conditions in the economy in general. Most immediately our monthly revenue from interest payments on outstanding loans has significantly declined. As a result, the Board of Directors and management team of Desert Capital REIT and Sandstone Equity Investors have determined that it is in the best long-term interest of our company and its shareholders to reduce the dividend at this time. Accordingly, effective March 5, 2008, the monthly dividend will be reduced from $0.10 to $0.025 per share. The dividend payment you are scheduled to receive on March 14, 2008 will reflect this change.

In addition, the market’s interest in investments in mortgage REITs like Desert Capital REIT has also correspondingly decreased. Accordingly, we have elected to suspend the sale of Desert Capital REIT shares, including Dividend Reinvestment Program (“DRiP”) shares, as of February 22, 2008.  As stated in the prospectus, the offering of our shares will terminate on March 22, 2008, at which time the DRiP will terminate and no new shares may be sold or issued through the DRiP.

Lastly, pursuant to the terms of our Share Repurchase Plan, to the extent we have sufficient available proceeds from our DRiP, we may, at our option, repurchase the common stock presented for repurchase for cash.  In addition, we may, at our discretion, use up to $100,000 per calendar quarter of the proceeds from the offering of our common stock for repurchases under our Share Repurchase Plan; provided that at no time during any consecutive 12-month period would the number of shares repurchased by us under the Repurchase Plan exceed 5% of the number of outstanding shares of our common stock at the beginning of that 12-month period.  The suspension of the sale of our common stock and the resulting suspension of the DRiP will cause us to have insufficient funds to make repurchases under the current version of our Share Repurchase Plan.  Accordingly, we hereby notify you that we intend to amend our Share Repurchase Plan to provide that we may, at our discretion, to the extent we have sufficient available funds, utilize other sources of cash for repurchases under our Share Repurchase Plan.

Realizing that you may have questions related to the dividend reduction, suspension of the offering and the Share Repurchase Plan, we have established an investor communications platform to update you on the progress of the company. You may log-on to our website at www.desertcapitalreit.com and click on “Investor Relations” or call (800) 642-1687 and enter the conference code 38043171 to listen to updated messages.

Sincerely,

Todd Parriott
CEO and Chairman of the Board